Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166442

Prospectus Supplement No. 2

(To Prospectus dated July 1, 2010)

7,296,204 Shares

FLOTEK INDUSTRIES, INC.

Common Stock

This prospectus supplement No. 2 supplements the prospectus, dated July 1, 2010, of Flotek Industries, Inc. relating to the resale by the selling stockholders of up to 7,296,204 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See “Risk Factors” beginning on page 3 of the prospectus for risks that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” contained in the prospectus is supplemented by amending the holdings of the following selling stockholders with information set forth below and adding new selling stockholders. Specifically, the amendments in the table below reflect the private sale by (i) Richard Tosi to OTA LLC of certain exercisable warrants to purchase 31,000 shares of our common stock and certain contingent warrants to purchase 100,000 shares of our common stock.

The percentage ownership data is based on 51,269,154 shares of our common stock issued and outstanding as of October 8, 2012.

	Shares Beneficially Owned Before the Offering		Shares That May be Offered Hereby	Shares Beneficially Owned After the Offering
Name	Number	Percent		Number	Percent
Richard Tosi (1)	—	—	—	—	—
OTA LLC (2)	131,000	*	100,000	31,000	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	The address of Richard Tosi is 421 East 12th St. Apt 10, New York, NY 10009.
(2)	OTA LLC is a registered broker-dealer. The address of OTA LLC is One Manhattanville Road, Purchase, New York 10577. Ira M. Leventhal, a senior managing director of OTA LLC, exercises voting and investment power over these shares.

The date of this prospectus supplement is October 9, 2012.